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As filed with the Securities and Exchange Commission on August 9, 2004.

REGISTRATION NO. 333-3552

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

KERR-MCGEE (NEVADA) LLC
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	90-0173010 (I.R.S. Employer Identification No.)
123 Robert S. Kerr Avenue Oklahoma City, Oklahoma (Address of principal executive offices)	73102 (Zip Code)
(405) 270-1313 (Registrant's telephone number, including area code)
Belco Oil and Gas Corp. 1996 Nonemployee Directors' Stock Option Plan Belco Oil and Gas Corp. 1996 Stock Incentive Plan (Full name of Plan)
Gregory M. Pilcher Senior Vice President and Secretary Kerr-McGee (Nevada) LLC 123 Robert S. Kerr Avenue Oklahoma City, Oklahoma 73102 (Name and address of agent for service)
(405) 270-1313 (Telephone number, including area code, of agent for service

Deregistration of Unsold Securities.

        This Post-Effective Amendment No. 2 to Form S-8 Registration Statement relates to the Registration Statement on Form S-8 (File No. 333-3552), filed with the Securities and Exchange Commission (the "SEC") on April 15, 1996, as amended by Post-Effective Amendment No. 1 to Form S-8 Registration Statement, filed with the SEC on November 7, 2000 (as so amended, the "Registration Statement") by Westport Resources Corporation ("Westport"), relating to 3,350,000 shares of Common Stock of Westport reserved for issuance under the Belco Oil and Gas Corp. 1996 Nonemployee Directors' Stock Option Plan and the Belco Oil and Gas Corp. 1996 Stock Incentive Plan, as amended by Amendment No. 1 thereto (collectively, the "Plans").

        On June 25, 2004, Kerr-McGee Corporation ("Kerr-McGee"), Kerr-McGee (Nevada) LLC ("Kerr-McGee (Nevada)") and Westport completed the merger (the "Merger") of Westport with and into Kerr-McGee (Nevada) pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of April 6, 2004, among such parties. As a result of the Merger, Kerr-McGee (Nevada) is the surviving company, the successor by merger to Westport and a direct wholly owned subsidiary of Kerr-McGee. In connection with the Merger, shares of Westport Common Stock outstanding under the Plans were converted into shares of Kerr-McGee Common Stock, and the options exercisable for Westport Common Stock outstanding under the Plans were assumed by Kerr-McGee and became exercisable for shares of Kerr-McGee Common Stock.

        This Post-Effective Amendment No. 2 to Form S-8 Registration Statement is being filed to deregister all securities previously registered under the Registration Statement that remain unsold.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on the 9th day of August, 2004.

KERR-MCGEE (NEVADA) LLC
By:	/s/ GREGORY F. PILCHER Gregory F. Pilcher Senior Vice President and Secretary

* * * *

        Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the date included.

Signature	Title	Date

/s/ DAVID A. HAGER David A. Hager	President, Chief Executive Officer (Principal Executive Officer) and Manager	August 9, 2004
/s/ TIM BLAINE Tim Blaine	Vice President and Controller (Principal Accounting Officer)	August 9, 2004
/s/ ROBERT M. WOHLEBER Robert M. Wohleber	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	August 9, 2004
/s/ GREGORY F. PILCHER Gregory F. Pilcher	Senior Vice President, Secretary and Manager	August 9, 2004

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  Deregistration of Unsold Securities.
SIGNATURES